UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2025

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

250 Livingston Owner LLC (“Borrower”), a subsidiary of Clipper Realty Inc. (the “Company”), entered into the Loan Agreement, dated as of May 31, 2019 (the “Loan Agreement”), with Citi Real Estate Funding Inc., related to a loan in the principal amount of $125.0 million (the “Loan”). The Loan is evidenced by certain promissory notes (the “Notes”) and secured by the Company’s 250 Livingston Street property in Brooklyn, New York (the “Property”). The Note matures on June 6, 2029, bears interest at 3.63% and requires interest-only payments for its entire term. The Company and its operating subsidiary, Clipper Realty L.P., serve as guarantors of certain obligations under the Loan. As previously disclosed, certain agencies of the City of New York leased commercial space at the Property until such lease was terminated by the City of New York effective August 23, 2025. As previously disclosed, on October 6, 2025, the Company failed to make its required deposit to the cash management account to fund the interest and tax escrow deposit for September 2025 and on November 12, 2025, the Company sent a letter requesting that the Loan be immediately fully transferred to a special servicing for potential loan modifications.

On December 18, 2025, the Borrower received a letter from the special servicer for Wilmington Trust, NA, as trustee for the holders of GSMS 2019-GC40 Mortgage Trust Commercial Pass-Through Certificates (the “Lender”) notifying the Borrower that it is in default under the Note and other Loan documents by virtue of, among other things, its failure to pay all amounts when due thereunder. The notice indicated that the Lender would take all such actions as it deems appropriate to protect its interest in the Loan and to collect the debt thereunder including, without limitation, seeking foreclosure and/or reconveyance of its security under the Loan documents.  The Company believes that, as of December 22, 2025, the Company owed approximately $3.4 million in interest and default interest. There is no assurance that the Lender would not impose penalties or any other obligations on the Borrower in connection with this event of default.

As previously disclosed, the Company is in the process of negotiating a Consent and Cooperation Agreement with the Lender for the sale of the Property, but there can be no assurance that such Consent and Cooperation Agreement will be consummated.

Item 8.01. Other Events

The Company, through its subsidiary, 141 Livingston Owner LLC, anticipates reaching an agreement with the special servicer for Wells Fargo Bank, N.A. (the “Lender”), as trustee for the benefit of the registered holders of certain pass-through certificates issued by trusts that are the holders of the $100 million promissory mortgage notes secured by the 141 Livingston Street property, to settle the ongoing litigation between the parties. The agreement, among other matters, could call (a) for the Company to provide a $10 million letter of credit for events of default and future tenant renewal improvements and to pay fees up to $3 million to the special servicer and other parties and (b) for the Lender to waive their claimed penalties and default interest, dismiss their pending Foreclosure actions with prejudice, and approve a five-year lease extension with the property’s principal New York City tenant effective December 28, 2025.

There can be no assurance that the agreement described above will be consummated.

Cautionary Note Concerning Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the resolution of the matters related to the notes issued by 250 Livingston Owner LLC and 141 Livingston Owner LLC and the timing of any of the foregoing. These forward-looking statements are based on management’s current beliefs, intentions and expectations. These statements are neither promises nor guarantees, and involve risks and uncertainties that may cause the Company’s actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, risk factors or uncertainties discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent reports filed with the SEC. Any such forward-looking statements represent management’s beliefs, intentions and expectations as of the date of this Current Report on Form 8-K. These forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to revise or update these statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: December 23, 2025